UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KMG Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

November 15, 2013

Dear Shareholder:

The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, TX 77024, on December 17, 2013 at 10:00 a.m. (Central Time). The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.

For the date, time and location of the 2013 Annual Meeting and an identification of the matters to be voted upon at the 2013 Annual Meeting, please see this Notice of Annual Meeting of Shareholders. For the Board’s recommendations regarding those matters, please refer to:

•	Proposal Number 1 — Election of Directors

•	Proposal Number 2 — Ratification of Our Independent Auditor for Fiscal Year 2014

•	Proposal Number 3 — Advisory (Non-Binding) Vote on Executive Officer Compensation

For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary.

If you are a shareholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed addressed envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee. You may also vote by the Internet or by telephone up until 11:59 P.M. Eastern Time the day before the 2013 Annual Meeting. To vote by the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the web site, and follow the instructions to obtain your records and create an electronic voting instruction form. To vote by telephone, call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you telephone, and follow the instructions.

The ability to have your vote counted at the 2013 Annual Meeting is an important shareholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

We appreciate your continued confidence in us and look forward to seeing you at the annual meeting.

Sincerely,

-s- Christopher T. Fraser

Christopher T. Fraser
Chairman of the Board

KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, TX 77024, on December 17, 2013 at 10:00 a.m. (Central Time):

1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2014;

3. To vote on one (1) advisory proposal respecting executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on November 12, 2013 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.

All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed pre-addressed envelope. If no direction is given, a signed proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee.

By Order of the Board of Directors,

-s- Roger C. Jackson

Roger C. Jackson
Secretary
November 15, 2013

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 17, 2013: The Annual Report to shareholders, this Proxy Statement and the related form of proxy are available at kmgchemicals.com. This information and similar information for future Annual Meetings will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”, “we”, “us” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 17, 2013, at 10:00 a.m. (Central Time), at The Houstonian Hotel, 111 North Post Oak, Houston, TX 77024, and any adjournment or postponement thereof.

This Proxy Statement and the related form of proxy are being mailed on or about November 18, 2013 to all shareholders of record as of November 12, 2013 (the “Record Date”). A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 accompanies this proxy statement and is available at www.kmgchemicals.com. This information will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

Unless otherwise indicated, shares of our common stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the seven (7) director nominees to the Board of Directors named in the Proxy Statement, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014, and (iii) the approval of the advisory resolution approving the compensation of the Company’s named executive officers (i.e., “say-on-pay”). With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the proposals regarding the ratification of our independent registered public accounting firm and the approval of our executive compensation, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Corporate Secretary, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.

If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.

If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR the election of the directors nominated herein; (ii) FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditors for fiscal year 2014; (iii) FOR the advisory proposal approving our executive compensation; and (iv) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote

Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 11,594,618 shares of Common Stock outstanding and entitled to vote on the Record Date.

Voting Requirements to Elect Directors and Auditors

The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.

The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the ratification and approval of the ratification of the appointment of the independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the non-binding approval of our executive compensation. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

If you hold your shares in street name, your broker, banker or other nominee will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the Annual Meeting.

Security Ownership of Certain Beneficial Owners, Directors

and Named Executive Officers

The following table sets forth certain information as of November 12, 2013 with regard to the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

Name	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days	Shares Including Options Exercisable Within 60 Days	Percent of Total Beneficial Shares (%)(1)
Directors and Named Executive Officers
Gerald G. Ermentrout	19,718		19,718	*
Christopher T. Fraser	56,076		56,076	*
George W. Gilman	57,114		57,114	*
John C. Hunter III	7,781		7,781	*
Roger C. Jackson	68,656		68,656	*
Ernest C. Kremling II	12,901		12,901	*
Andrew C. Lau	—		—	—
J. Neal Butler (10)	71,877		71,877	*
Fred C. Leonard III (2) (3)	681,966		681,966	5.9%
John V. Sobchak	26,032	25,000	51,032	*
Stephen A. Thorington	42,284		42,284	*
Karen A. Twitchell	11,765		11,765	*
Richard L. Urbanowski	63,967		63,967	*
Directors and Named Executive Officers as a Group (13 persons)	1,120,137	25,000	1,145,137	9.9%
Five Percent Shareholders
David L. Hatcher (4) 19 Briar Hollow Lane, Suite 290 Houston, TX 77027	2,007,497		—	17.3%
Vulcan Value Partners (5) 3500 Blue Lake Drive, Suite 400 Birmingham, AL 35243	1,247,358		1,247,358	10.8%
The Killen Group, Inc. (6) 1189 Lancaster Ave. Berwyn, PA 19312	729,402		729,402	6.3%
Austin W. Marxe and David Greenhouse (7) (Special Sit Funds) 527 Madison Avenue, Suite 2600 New York, NY 10022	685,500		685,500	5.9%
T. Rowe Price Associates, Inc. (8) 100 E. Pratt Street Baltimore, MD 20202	632,103		632,103	5.5%
Valves Incorporated of Texas (3) 10600 Fallstone Road Houston, TX 77099	606,875		606,875	5.2%
Trigran Investments, Inc. Douglas Granat, Lawrence Oberman and Steven Simon (9) 630 Dundee Road, Suite 230 Northbrook, IL 60062	586,604		586,604	5.1%

*	Less than 1%.
(1)	This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of November 12, 2013, we had 11,594,618 shares of Common Stock outstanding.

(2)	Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer, director and a principal shareholder.
(3)	Based on the Schedule 13G/A filed with the SEC on February 13, 2013 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard, and Mr. Leonard’s most recent report on Form 4 filed with the SEC November 4, 2013, the reporting persons share dispositive and voting power over the indicated number of shares.
(4)	The number of shares is based on Mr. Hatcher’s most recent report on Form 4 filed with the SEC on August 2, 2013.
(5)	Based on the Schedule 13G/A filed with the SEC on May 8, 2013 by Vulcan Value Partners.
(6)	Based on the Schedule 13G/A filed with the SEC on February 20, 2013 by The Killen Group, Inc.
(7)	Based on the Schedule 13G/A filed with the SEC on February 13, 2012 by Messrs. Marxe and Greenhouse, which indicated that the reporting persons share dispositive and voting power over the indicated number of shares.
(8)	Based on the Schedule 13G filed with the SEC on February 14, 2013 by T. Rowe Price Associates, Inc., which indicated that no one client owns more than 5.0% of the shares of Common Stock.
(9)	Based on the Schedule 13G/A filed with the SEC on February 14, 2013 by Trigran Investment, Douglas Granat, Lawrence Oberman and Steven Simon, which indicated that the reporting persons share dispositive and voting power over the indicated number of shares.
(10)	Based on the most recent Form 4 filed with the SEC by Mr. Butler on February 11, 2013.

PROPOSAL 1:

ELECTION OF DIRECTORS

The bylaws of the Company provide for a minimum of five directors. One of our current directors, Richard L. Urbanowski, announced his retirement effective at the conclusion of his current term, and said that he will not stand for re-election. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2013 Annual Meeting. The Board is currently undertaking a search for an additional non-employee director. When a suitable candidate is found, the Board intends to increase the number of directors that will constitute the full Board of Directors to eight.

Each of the proposed nominees is a current director. We believe that our directors should possess the highest personal and professional integrity. We endeavor to have a Board with diverse backgrounds and experience. In light of our business and structure, we believe that the following are among the important experience and skills our directors bring to the Board:

•	Leadership and corporate governance experience;

•	Financial experience;

•	Industry and acquisitions experience; and

•	Public company experience.

The experience and skills of each director that are included in their individual biographies were considered by the Board in their renomination. The following table sets forth certain information with respect to each of our directors as of November 15, 2013.

The Board of Directors recommends a vote FOR all nominees for director.

Nominees for Director

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Gerald G. Ermentrout (65)	2008	Mr. Ermentrout has over 30 years experience in industrial gases and electronic chemicals. He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007. From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the high-purity process chemicals business that we acquired in December 2007. In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations. During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures. Currently he serves on the board of directors of AZ Electronic Materials, a public company listed on the London Stock Exchange. He received a Bachelor of Science in Engineering from the United States Naval Academy and a Masters of Business Administration from Lehigh University. Mr. Ermentrout is Lead Director, the chair of the Risk Oversight Committee and a member of the Compensation and Development Committee. Mr. Ermentrout brings critical industry experience and specialized knowledge in electronic chemicals, our largest business segment, to our board. That experience includes managing electronic chemical operations in North America and internationally, and pursuing merger and acquisition opportunities in that business.

Christopher T. Fraser (55)	2008	Mr. Fraser is a director, Chairman of the Board, President and our Chief Executive Officer (“CEO”). He became President and CEO on an interim basis in July, 2013, and was selected as our permanent President and CEO in September 2013. He has broad experience in the chemical industry, much of that experience with major, global participants. From 2006 to 2009, he was the President and CEO of Chemical Lime Company, the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co., among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, and in that position he advises that global equity firm on investment opportunities in the industrial sector, focusing on chemicals and materials. Mr. Fraser holds Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University. Prior to becoming our President and CEO in September 2013, Mr. Fraser served as a director since 2008, and became Chairman of the Board in December 2012. His leadership, industry and governance experience as the CEO of chemical manufacturing companies, in mergers and acquisitions, and in creating and maintaining an appropriate corporate structure, have been a valuable resource to the Board.

George W. Gilman (71)	1996	Mr. Gilman served as a director of our subsidiary KMG-Bernuth from 1995 until 1997. Mr. Gilman has served as the CEO, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Corp. Mr. Gilman is a certified public accountant. Mr. Gilman is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gilman’s knowledge of accounting and legal matters, and his experience in public company financing and investor relations, provides the Board an important resource.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
John C. Hunter III (66)	2011	Mr. Hunter has over 40 years of global chemical industry experience. He began his career in 1969 with Monsanto Company, and for the next three decades held positions of increasing responsibility in areas such as engineering, sales, and management. He was appointed Vice President and General Manager, Asia Pacific, for the Specialty Chemicals Division of Monsanto Chemical Company in 1989, and Vice President and General Manager, Fibers Division and Asia-Pacific for the Chemicals Group, an operating unit of Monsanto Company, in 1993. Mr. Hunter became President of the Fibers Business Unit in 1995. In September 1997, Monsanto spun off its chemicals business as Solutia Inc., and Mr. Hunter was appointed its President and Chief Operating Officer. He became President and Chief Executive Officer of Solutia in May 1999, and added the role of Chairman of the Board in December 1999. Mr. Hunter retired as Chairman, President and Chief Executive Officer of Solutia in 2004. Mr. Hunter is currently a member of the Board of Directors, chair of the governance committee and a member of the audit and the executive committees of Penford Corporation. He is also a member of the Board of Directors and chair of the compensation and nominating committee of Energizer Holdings, Inc. He received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and an M.B.A. from the University of Houston. Mr. Hunter is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Development Committee. His commercial, chemical industry and corporate governance experience as the CEO and Chairman of a major chemical manufacturing company are invaluable resources for the Board.

Fred C. Leonard III (68)	1996	Mr. Leonard served as a director of our subsidiary KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. Since 1972, Mr. Leonard has served as the Chair of the Board, CEO and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas. Mr. Leonard also currently serves as a board member of Integrity Bank, SSB, an independent community bank in Houston, Texas, and DKI Investments Incorporated, a private Texas Corporation formed to acquire and operate companies. Mr. Leonard is the Chair of our Compensation and Development Committee and a member of our Audit Committee. He provides the Board with critical expertise in compensation systems and strategies, and as the long-time CEO of a private manufacturing company, he brings to the Board leadership experience and a broad-based expertise in a variety of business disciplines.

Stephen A. Thorington (57)	2007	Mr. Thorington was Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company, a New York Stock Exchange listed company from 2002 until he retired from that position in May 2006. He also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Director of Chase Securities and the Chase Manhattan Bank. Mr. Thorington currently serves as a director, audit committee chairman and a member of the executive committee of EQT Corporation, a diversified energy company engaged in natural gas production, transportation and distribution, and he is a director, audit committee chairman and member of the conflicts committee and compensation committee of QRE GP, LLC, the general partner of QR Energy, LP, a publicly traded oil and gas master limited partnership. Mr. Thorington is a member of the Audit Committee and the Nominating and Corporate Governance Committee. The Board looks to Mr. Thorington for his experience and knowledge of accounting matters, financial markets and financing transactions, and for his background in public company investor relations.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Karen A. Twitchell (58)	2010	Ms. Twitchell is a member of the Board of Directors of Kraton Performance Polymers, where she is on the Audit and Compensation Committees. From 2010 to 2013 she was Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions. Previously, Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. Before that, she had served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc., and before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University. Ms. Twitchell is a member of the Audit Committee and the Risk Oversight Committee. She brings important experience to the Board in accounting matters, financing and capital structures, including in international finance, merger and acquisition transactions, investor relations and enterprise risk management.

Named Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to our named executive officers who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information
Roger C. Jackson (62)	Mr. Jackson was elected Secretary in 2001, and became Vice President and General Counsel in 2002. Prior to then, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.

Ernest C. Kremling II (49)	Mr. Kremling became our Vice President-Operations in 2008. Prior to that, Mr. Kremling spent 20 years with the Dow Chemical Company in various manufacturing roles, which included project management and plant and site leadership. During the course of his employment with Dow, he worked in Asia for several years and held positions of global responsibility that covered Asia, Europe and South America.

John V. Sobchak (1) (53)	Mr. Sobchak became our Chief Financial Officer (“CFO”) in 2001. Before he joined us, Mr. Sobchak had been the CFO of Novistar, Inc., a joint venture between Torch Energy Advisors, Inc. and Oracle Corporation, and prior to that he had been the Treasurer of Torch Energy Advisors, Inc. He was employed from 1988 to 1997 by Mesa, Inc, a publicly traded oil and gas company, most recently as its Treasurer.

Andrew Lau (41)	Mr. Lau became Vice President of KMG Chemicals in 2013. Mr. Lau most recently worked with Linde LLC where his assignments included President and General Manager of Linde Lien Hwa in Shanghai from 2010 to 2013 and Head of Global ESG Supply and Greater China Electronics in Taiwan from 2009 to 2010. He holds a Bachelor’s degree in Chemical Engineering from Columbia University, a Master’s degree in Chemical Engineering from the University of California at Berkeley and an MBA in Marketing from the University of Rochester’s William E. Simon Graduate School.

(1)	Mr. Sobchak announced in October 2013 that he will be leaving the Company in December 2013 to pursue other opportunities. We have engaged an executive search firm to assist in the search for a replacement CFO.

Communication with the Board

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Board or with our non-management directors as a group by written communications addressed in care of the Chair of our Nominating and Corporate Governance Committee or our Corporate Secretary, 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no such communications had been received.

Board Meetings

The Board of Directors held 11 meetings in fiscal year 2013, including special meetings, and took action by unanimous consent in several instances. All directors attended at least 75% of such meetings. All Board members are expected to attend the Annual Meeting. Last year all directors attended the Annual Meeting.

Director Independence

The Board of Directors is currently composed of seven non-employee directors and one employee director. However, one of the non-employee directors, Richard L. Urbanowski, has recently announced his retirement effective at the conclusion of his current term, and announced that he will not stand for re-election. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2013 Annual Meeting. The Board is currently undertaking a search for an additional non-employee director. When a suitable candidate is found, the Board intends to increase the number of directors that will constitute the full Board of Directors to eight. Under our guidelines and the listing requirements of the New York Stock Exchange, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all seven of its current non-employee directors meet the New York Stock Exchange requirement of independence. The Board of Directors has also determined that all non-employee directors who served during fiscal year 2013 met the New York Stock Exchange independence requirement.

Stock Ownership Guideline for Non-Employee Directors

We have adopted a stock ownership guideline for non-employee directors. Non-employee directors are to own the greater of 4,000 shares or the number of shares of our Common Stock whose value equals three times the sum of their annual retainer plus the value of their equity awards. Non-employee directors have two years from their election to achieve the 4,000 shares level and five years from their election to achieve the 3x guideline. The Compensation and Development Committee may enforce the guideline by paying director compensation in restricted stock. Each of our non-employee directors has satisfied their applicable requirement.

Board Committee Membership

The Board of Directors has four standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”), a Compensation and Development Committee (“Compensation Committee) and a Risk Oversight Committee. The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent. The table below provides the current membership for the four standing committees.

	Audit Committee		Nominating & Corporate Governance Committee		Compensation & Development Committee		Risk Oversight Committee
Gerald G. Ermentrout					X		X	*
Christopher T. Fraser (1)
George W. Gilman	X	*	X
John C. Hunter III (2)			X	*	X
Fred C. Leonard III	X				X	*
Stephen A. Thorington	X		X
Karen A. Twitchell	X						X
Richard L. Urbanowski (3)					X		X

*	Committee Chair
(1)	Prior to becoming Chairman of the Board of Directors in December 2012, Mr. Fraser served as Chair of the Risk Oversight Committee and on the Compensation Committee.
(2)	Prior to December 2012, Mr. Hunter was on the Governance Committee only.
(3)	Prior to December 2012, Mr. Urbanowski was a member of the Governance Committee and the Compensation Committee.

Board Leadership Structure

The Board does not have a set policy on whether the roles of the chairman and CEO should be separate and, if separate, whether the chairman should be selected from the non-employee directors or be an employee. Rather, the Board makes this choice on the basis of what it believes is in the Company’s best interests at a given point in time. During most of fiscal year 2013, these roles were separate. As a result of recent executive management transitions, however, the Board has determined that it is currently in the Company’s best interests that Christopher T. Fraser serves as our Chairman, President and CEO. The Board believes that Mr. Fraser’s knowledge and past experience as a CEO will serve us well and that his insights have been, and will continue to be, invaluable to the Board.

We have designated a Lead Director to ensure the representation of the non-employee directors in our leadership structure. The responsibilities of the Lead Director include calling and setting the agenda for executive sessions and other meetings of the non-employee directors, serving as principal liaison for the non-employee directors with the Board Chair and the CEO, substituting for the Board Chair when he is unavailable, and serving as the contact for shareholder communication. Mr. Ermentrout is our current Lead Director.

The Board’s Oversight of Risk Management

Responsibility for risk oversight rests with the full Board. Three committees lend support to the Board in reviewing our consideration of material risks and overseeing our management of material risks. The Audit Committee makes inquiries of senior management about our risk assessment and risk management policies. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks. The Compensation Committee reviews compensation policies and practices to ensure that our compensation policies are not reasonably likely to have a material adverse effect. We also have a Risk Oversight Committee to assist the Board with oversight of material risk generally, and specifically to assist with oversight of management’s responsibility to identify, assess, prioritize and manage material risks related to our business, and to ensure alignment between our risk-taking activities and our strategic objectives. We have an enterprise risk management steering committee which is comprised of senior executive management. The steering committee is responsible for the administration of our enterprise risk management process. The Risk Oversight Committee receives regular reports from our enterprise risk management steering committee, and reports regularly to the Board.

Committee Charters and the Code of Business Conduct

The Audit, Governance, Compensation and Risk Oversight Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to directors and all employees, including the CEO, the CFO and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions as they relate to executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.

The charters of the Audit, Compensation, Risk Oversight and Governance Committees, and the Code of Business Conduct, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Audit Committee

The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors. The Audit Committee met five times during fiscal year 2013.

The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting procedures; provide oversight for the internal audit function; evaluate the independence of the external auditors; and approve and review any non-audit services to be performed by the independent accountants. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission to us by our employees of concerns regarding questionable accounting or auditing matters.

For fiscal year 2013 and currently the Audit Committee consisted of four non-employee directors, George W. Gilman, Fred C. Leonard, III, Stephen A. Thorington, and Karen A. Twitchell. Mr. Gilman is the current Chair. Mr. Gilman has served on our Board of Directors since 1996, and he is a certified public accountant. In the course of his career, Mr. Gilman, has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. The Board of Directors has determined that Mr. Gilman is an “audit committee financial expert” within the meaning of that term under the rules of the SEC. The Board has also determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of the New York Stock Exchange and as defined in Securities Exchange Act Rule 10A-3.

Report of the Audit Committee

The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2013, with the independent auditors and management. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Among other things, the Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States, including those described in auditing standards regarding “The Auditor’s Communication with those Charged with Governance,” and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2013, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee:

George W. Gilman, Chair

Fred C. Leonard III

Stephen A. Thorington

Karen A. Twitchell

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee

The Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines. The committee also plans for the succession of the CEO and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. During fiscal year 2013, the Governance Committee held three meetings. In fulfilling its duties, the Governance Committee, among other things:

•	identifies individuals qualified to be Board members consistent with criteria established by the committee, and with a view to selecting persons whose background and skills support our strategy for increasing shareholder value;

•	recommends to the Board nominees for the next annual meeting of shareholders; and

•	evaluates individuals suggested by shareholders.

In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity. The selection process includes reviewing a candidate’s depth of experience and availability, the balance of the business interest and experience of the incumbent or nominated directors, and the need for any required expertise on the Board or one of its committees, including the expertise needed to support and oversee the execution of our corporate strategy. In making its nominations, the Governance Committee first evaluates the current Board members. The process the Governance Committee uses to accomplish its responsibilities includes having each current director complete a self evaluation, a peer evaluation, an evaluation of the Board of Directors as a whole and an evaluation of each committee of the Board of Directors. The committee has developed a matrix of desirable skills and experience to apply to director candidates and in the appropriate case has retained a third party consulting firm that specializes in locating candidates for the boards of directors of public companies. The objective of this selection process is to assemble a group of Directors with diverse backgrounds and experience that can best represent shareholder interest through the exercise of sound judgment.

For fiscal year 2013 and currently the Governance Committee consisted solely of non-employee directors who are independent within the meaning of listing standards of the New York Stock Exchange. Members of the Governance Committee in fiscal year 2013 and currently are Messrs. George W. Gilman, John C. Hunter, III and Stephen A. Thorington. Mr. Hunter is the Chair.

The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2015, if such recommendations are received in writing, addressed to the Chair of the committee, Mr. Hunter, in care of KMG Chemicals, Inc., at 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099 by July 15, 2014. Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee, although in fiscal year 2013 no such recommendations were received. Directors and members of management may also suggest candidates for director.

Risk Oversight Committee

The Risk Oversight Committee is responsible for leading the Board in reviewing our consideration of material risks, providing oversight of our management on material risks and making recommendations to the Board regarding material risks and risk mitigation where appropriate. During most of fiscal year 2013, the committee was composed of J. Neal Butler, Gerald G. Ermentrout, Karen A. Twitchell and Richard L. Urbanowski. In July 2013, Mr. Butler left the Company. Mr. Ermentrout is the current Chair. The Risk Oversight Committee held five meetings during fiscal year 2013.

Compensation and Development Committee

The Compensation Committee establishes compensation for our CEO and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation, stock option and other equity based compensation plans, which included in fiscal year 2013 our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan. The Compensation Committee in fiscal year 2013 and currently is composed of four non-employee directors, Gerald G. Ermentrout, John C. Hunter III, Fred C. Leonard, III, and Richard L. Urbanowski, except that Mr. Fraser was a member of the committee until he was elected Chairman of the Board of Directors in December, 2012 and Mr. Hunter was added at that time. Mr. Leonard is the current Chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of the New York Stock Exchange. During fiscal year 2013, the Compensation Committee held seven meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, none of the members of the Compensation Committee have served as officers or employees of the Company or of any of our subsidiaries or had a relationship requiring disclosure under this caption.

During our fiscal year 2013, none of our executive officers served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis contains the philosophy underlying our compensation strategy and the major elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as “named executive officers.” Specifically, in this Compensation Discussion and Analysis, we address the following:

•	the objectives underlying our executive compensation program;

•	what our compensation program is designed to reward;

•	the elements of compensation that make up our compensation program;

•	how we determine executive compensation; and

•	other important compensation policies.

2012 Advisory Vote on Executive Compensation

The Compensation Committee considered the results of the 2012 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 98.4% of our shareholders voting on the “say on pay” proposal approved the compensation of the named executive officers described in our proxy statement for our 2012 Annual Meeting of Shareholders, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote. The Board currently intends to ask for an advisory, non-binding vote on compensation each year.

Objectives of Our Compensation Program

We manufacture, formulate and distribute specialty chemicals. Our strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that we believe provide an opportunity to obtain a significant market share through further acquisition and growth, that are of a size that larger industry participants often find too small to be attractive, that have products with well established uses, that do not require substantial on-going research and development, and that have significant barriers to entry. To assist in carrying out this strategy, our Compensation Committee has designed our compensation program to:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.

What Our Compensation Program Is Designed To Reward

Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider:

•	individual performance of our executives;

•	relative internal relationships within the executive pay structure;

•	compensation at our peer companies; and

•	whether we are capable of providing certain compensation to a particular individual within our budgetary constraints.

The Elements of Our Compensation

In fiscal year 2013, we utilized the following elements of compensation to further our executive compensation philosophy and to assist us in achieving our business strategy:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	other broad-based employee benefits; and

•	executive benefits and perquisites.

How We Determine Each Element of Compensation And Why We Pay Each Element

The Compensation Committee continues to weight the compensation of our named executive officers on at-risk performance-based incentives. We believe that our compensation program will enhance our profitability and increase shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders.

Our Named Executive Officers

For fiscal year 2013, our named executive officers included Messrs. Fraser, Butler, Jackson, Kremling, Lau and Sobchak.

After Mr. Butler left the Company in July 2013, Mr. Fraser served as interim CEO while a search for a permanent replacement was conducted. As interim CEO, Mr. Fraser was paid base salary of $465,000 per year (the same as Mr. Butler had been paid), and he continued to receive equity compensation as other non-employee directors. He did not receive cash compensation as a director, however, and did not participate in any of the Company’s annual or long-term incentive compensation programs or other benefit plans.

In September 2013, Mr. Fraser was selected as our full-time President and CEO by the Board of Directors. Mr. Fraser now receives an annual base salary of $625,000, and participates in the Company’s annual incentive and long-term incentive compensation programs. Upon becoming President and CEO, Mr. Fraser was granted 50,000 shares of Common Stock, time-based restricted stock awards for 30,000 shares of Common Stock (6,000 shares vest under those awards each year over five years), and it was agreed that he would be granted performance-based restricted stock awards. Performance-based awards for 50,000 shares of Common stock are to be based on achieving financial goals, and awards for 20,000 shares of Common stock are to be based on achieving organizational goals. One-fifth of each of these performance-based awards are to be granted in fiscal year 2014, and an equal amount will be granted in each of the succeeding four fiscal years. Performance goals will be established between Mr. Fraser and the Company when awards are granted. In establishing Mr. Fraser’s compensation as President and CEO, the Compensation Committee and the Board of Directors considered his abilities, accomplishments, prior work experience and performance, his other employment opportunities and market conditions generally. The committee and the Board also sought input and advice from Frost HR Consulting.

Mr. Lau joined us in May 2013 to lead our global electronic chemicals business. His annual base salary is $240,000. It was also agreed that Mr. Lau would receive a time-based award for 3,000 shares of Common Stock, one-half of which is to vest at the end of each of his first and second years of employment. Beginning with fiscal year 2014, Mr. Lau participates in the Company’s annual incentive and long-term incentive compensation programs.

The Compensation Committee expects that compensation for our named executive officers will be based on the following allocation target:

Allocation of Major Elements of Compensation

Major Elements of Compensation	Base Salary	Annual Incentives (Pay at Risk)	Long-Term Incentives (Pay at Risk)
CEO	25%	19%	56%
Other Named Executive Officers	37%	18%	45%

We believe that the achievement of long-term goals increases shareholder value to a greater degree than the achievement of short-term goals. Therefore, to recognize this philosophy, we intend that long-term incentives be weighted more heavily than either base salary or annual incentives. Because our long-term incentives are all performance-based awards, our total direct compensation has consistently correlated with our annual and three-year total shareholder return.

Below we discuss each element of compensation listed above, including why we elect to pay each element of compensation and how the Compensation Committee determines each element of compensation.

Base Salary

Base salary is compensation paid to an executive for performing specific job responsibilities and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our named executive officers. We initially establish base salary based upon the abilities, accomplishments, and prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis, taking into account internal pay relationships and consistency, the executive’s historical contributions, and the experience, level of responsibility, changes in responsibilities, retention risk and market survey data.

Increases in base salary in fiscal year 2013 were driven by market adjustments. We intend to pay base salary at approximately the 45th percentile (90% of the median) of national survey and peer group data. See “How We Determine Executive Officer Compensation—Benchmarking and Other Market Data.” Before adjustments to base salaries in October 2012, the base salaries for our named executive officers ranged between the 40th and 44th percentiles of the actual market survey data used for fiscal year 2013. After our October 2012 salary increases, base salaries of our named executive officers ranged between the 40th and 45th percentiles of the actual market survey data used for fiscal year 2013. In addition, increases in base salary reflect that our operations have grown substantially in size and in complexity with recent acquisitions in our electronic chemicals business.

Annualized Base Salaries of Named Executive Officers

Year	Butler	Fraser (1)	Jackson	Kremling	Lau (1)	Sobchak
FY 2013	$465,000	$465,000	$241,000	$256,000	$240,000	$258,000
FY 2012	$452,000	—	$234,000	$245,000	—	$247,000
% Increase	2.9%	—	3.0%	4.5%	—	4.5%

(1)	Mr. Fraser became interim CEO in July 2013. Andrew Lau joined the Company in May 2013.

Annual Incentive Compensation

Our annual incentive compensation is designed to focus and motivate our executives to achieve our strategic objectives.

The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO the day-to-day responsibility for the program. Annual incentive compensation rewards executives based upon achievement of the financial performance objectives, strategic objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO for the other executive officers. The Compensation Committee establishes the objectives for the CEO. Each objective receives greater or lesser weight based primarily on the Compensation Committee’s evaluation of the relative importance of the objective. The Compensation Committee evaluates each particular individual’s achievement or progress toward the objectives, and determines the degree to which the objectives have been achieved. The Compensation Committee may make adjustments to the objectives or weight given to a particular objective to take into account special or unforeseen circumstances, but it did not do so in fiscal year 2013.

Annual incentive compensation is paid as a percentage of base salary based upon the proportion that performance objectives are achieved. The annual incentive is calculated for each performance objective using the formula: Base Salary × % Objective Achieved ×% Objective Weight. The Compensation Committee intends to set annual incentive compensation at approximately the median of the national survey and our peer group data

The Board of Directors establishes company financial performance objectives based upon one or more of the following performance measures: return on equity, assets, capital or investment; revenue growth; earnings per share growth; earnings before interest, taxes, depreciation and amortization; gross margin; and operating cash flow or cash flow from operating activities. These objectives may be identical for all executives or may differ among executives to reflect more appropriate measures related to a particular individual’s performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.

For fiscal year 2013, the table below lists the objectives and their relative weights used in determining the annual incentive compensation for our named executive officers, except for Mr. Fraser and Mr. Lau who became executives late in fiscal year 2013, who did not participate in our annual incentive compensation program or receive annual incentive for that year.

Annual Incentive Performance Objectives and Weightings in Fiscal Year 2013

for the Named Executive Officers

Performance Objective	Butler	Jackson	Kremling	Sobchak
Earnings per Share	25.0%	25%	25%	25%
Return on Invested Capital	20.0%	20%	20%	20%
Strategic Plan Goals	27.5%	0%	0%	0%
Personal Objectives	27.5%	55%	55%	55%

For fiscal year 2013, our earnings per share performance objective at target was $1.20 per share and the return on invested capital performance objective was 17.5% at target. For fiscal year 2013, our earnings per share was $0.81 (diluted), which did not satisfy the threshold level for the annual incentive objective. Return on invested capital for fiscal year 2013 was calculated by dividing operating income by total assets less accounts payable. Solely for the purpose of establishing annual incentive compensation for fiscal year 2013, the Compensation Committee determined that the return on invested capital was below the threshold level for the annual incentive objective.

Strategic goals and personal goals for named executive officers are selected by the Compensation Committee based on input from the CEO, as to other executive officers, and the input of other Board members. Only Mr. Butler had strategic goals for fiscal year 2013, and they involved completing a favorable acquisition of an electronic chemicals business, refining the strategic plan and its implementation with the Board and identifying and prioritizing acquisition opportunities for fiscal year 2014 other than our existing wood treating and electronic chemicals businesses. The personal goals for each individual are generally selected from areas of our business where the executive has the most direct and substantial involvement, and number from two to six items. They are often very specific, and usually include initiating or completing projects having an important strategic or operational impact.

Although achievement of the strategic and personal goals is determined by the Compensation Committee most often on the basis of a subjective or qualitative analysis, the committee tries to define the goals in a way that they can readily determine that they have been met. When the goals lend themselves to a quantitative approach, that method is used. In fiscal year 2013, the personal goals of the named executive officers were:

Neal Butler

•	Expand executive management by adding a global manager of the electronic chemicals business

•	Enhance collaboration with independent directors and utilize them fully to achieve strategic objectives

John Sobchak

•	Complete a favorable acquisition and implement related financing

•	Select an enterprise resource planning system, implement integration of a fiscal 2013 acquisition and planning for future acquisitions

•	Build comprehensive, enhanced business continuity plan for wood treating chemicals

•	Improve creosote supply relationship and position

•	Mitigate risk to penta business from odor complaints

•	Divest the Elwood facility

Ernie Kremling

•	Achieve a target injury rate of less than 0.87/200,000 hours per year

•	Achieve target process safety incidents of not more than 4

•	Meet Responsible Care® milestones for fiscal year 2013

•	Implement an integration process for acquisition of electronic chemicals business in fiscal year 2013

•	Expand Continuous Improvement program in line with strategy

•	Further develop management experience beyond operations/manufacturing

•	Consider and begin implementation of organizational change to meet future needs

Roger Jackson

•	Expand legal support

•	Implement enhanced training of employees on legal topics

•	Implement Responsible Care® compliance program

•	Expand environmental, health and safety training and support

•	Identify and communicate corporate sustainability targets to all stakeholders

Each executive’s objectives have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for executives is generally set based on performance at 100% of budget for the fiscal year. Threshold performance is generally set at 80% of budget, and the maximum award level is generally set for performance at 120% of budget. The following table describes the potential award, as a percentage of base salary, for the named executive officers at the Threshold, Target and Maximum levels (between threshold and target and between target and maximum, the award is interpolated based on the percentage of the objective determined by the Compensation Committee to have been achieved):

Potential Annual Incentive Levels as a Percentage of Base Salary for Objectives

for Fiscal Year 2013 for the Named Executive Officers

Name/Title	Threshold	Target	Maximum
J. Neal Butler, CEO and President	23%	80%	98%
John V. Sobchak, Vice President and CFO	15%	50%	65%
Roger C. Jackson, Vice President, Secretary and General Counsel	15%	50%	65%
Ernest C. Kremling II, Vice President—Operations	15%	50%	65%

Prior to our October 2012 increases in salary and annual incentive compensation, base salaries in fiscal year 2013 plus the target level of annual incentive compensation for our named executive officers ranged between the 41st and 48th percentiles of the actual market survey data used for fiscal year 2013. After the October 2012 increases in salary and annual incentive compensation took effect, base salaries plus the target level of annual incentive compensation in fiscal year 2013 for our named executive officers ranged between the 42nd and 49th percentiles of the actual market survey data used for fiscal year 2013.

Neal Butler resigned as our President, Chief Executive Officer and as a member of the Board effective on July 10, 2013. Mr. Butler was paid severance under our executive severance plan dated as of October 10, 2008, rather than being paid annual incentive based on an evaluation of his financial, strategic or personal goals. Consequently, he is not included in the table of incentive awards for fiscal year 2013, below. See, “Broad-based Employee Benefits-Executive Severance Plan.”

For fiscal year 2013, the Compensation Committee determined that Mr. Sobchak achieved two personal goals between target and maximum, achieved two at target and achieved one between threshold and target. The committee decided that Mr. Jackson achieved three personal goals at target. The committee decided that Mr. Kremling accomplished one goal at threshold, two at target, and four between target and maximum.

In fiscal year 2013, the annual incentive compensation actually earned by our named executive officers ranged from 18% to 29% of their respective base salaries. The table below indicates the annual incentive award paid to the named executive officers by performance objective for fiscal year 2013, as a percentage of base salary. Mr. Sobchak’s annual incentive compensation was $67,943, Mr. Jackson’s was $42,142 and Mr. Kremling’s was $73,245.

Award Level Paid as a Percentage of Base Salary for Fiscal Year 2013

Performance Objective	Jackson	Kremling	Sobchak
Earnings per Share	—	—	—
Return on Invested Capital	—	—	—
Strategic Plan Goals	—	—	—
Personal Objectives	17.6%	28.8%	26.5%

Total	17.6%	28.8%	26.5%

Long-Term Incentive Compensation

General

We provide senior executives, including our named executive officers, with long-term equity compensation tied to our performance. We believe that this aligns the financial interests of our executives with the interests of our shareholders and motivates our executive officers to enhance shareholder value. Additionally, the Compensation Committee believes that long-term equity compensation serves as an important retention tool. Long-term equity compensation can comprise the largest percentage of executive compensation. Long-term equity incentives for senior executives are targeted above the market median, if performance objectives are achieved.

In the past, we have awarded equity compensation as stock options and performance-based restricted stock awards. The Compensation Committee currently administers equity incentives under our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan, and our 2009 Long-Term Incentive Plan.

Stock options that were granted in the past to employees under our 1996 plan remain outstanding. We stopped issuing stock options under the 1996 Stock Option Plan in fiscal year 2005, and the plan terminated on July 31, 2007. Although the Compensation Committee has the power to grant stock options under the 2004 and 2009 Long-Term Incentive Plans, no stock options have been granted under either plan. Beginning in fiscal year 2006, we have granted performance-based restricted stock awards to certain executives.

The Compensation Committee determines long-term incentive award levels and the types of awards after the release in October of financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his expected role in our future performance and on our financial performance. In setting new long-term equity awards, the Compensation Committee also considers prior stock option, time-based or performance-based restricted stock awards made to the executive officer, which were often made as new hire awards. When new hire awards are considered, stock options are valued using the Black-Scholes method and restricted stock awards are valued at the grant date stock price over the vesting period.

Performance-Based Restricted Stock Awards

Current long-term incentives are outlined below for the targeted market percentile of our peer group for all executives. In fiscal year 2013, the Compensation Committee chose to use performance-based restricted stock for long-term incentives. The Compensation Committee believes performance-based restricted stock awards have a greater perceived value to executives over stock options, since their expected base value is not dependent on share price appreciation. Performance-based restricted stock, when compared to stock options, is usually favored by shareholders because of the direct link to company performance, and the fact that restricted stock is less subject to the effect of the timing of the grant. The Compensation Committee has also designed performance-based restricted stock awards to encourage retention of executives by using three year overlapping performance periods.

Performance-based restricted stock awards were granted to each of the named executive officers in fiscal year 2013 other than Mr. Fraser and Mr. Lau. The awards were granted as Series 1 awards of shares of restricted stock, subject to performance vesting requirements. Performance under the awards is measured over a three-year period beginning August 1, 2012. All outstanding performance-based restricted stock awards for Mr. Butler were forfeited on his resignation. We also granted Series 1 awards of restricted shares to employees other than the named executive officers based on salary grade or being identified as high performers. The CEO recommended individual employees and awards to the committee. The awards to the named executive officers and the other employees granted up to an aggregate maximum amount of 81,842 shares of performance-based restricted stock, net of shares forfeited by Mr. Butler on his resignation. Shares for all recipients vest based on satisfaction of performance requirements at the end of the third fiscal year (July 31, 2015).

The fiscal year 2013 Series 1 awards granted to the named executive officers up to an aggregate of 52,692 shares of restricted stock, subject to performance requirements of earnings per share growth and average return on invested capital (operating income divided by average total assets less payables), for the three year measurement period after subtracting shares forfeited by Mr. Butler on his resignation. The individual awards to particular named executive officers are described in the Grants of Plan Based Awards table.

When considering the individual awards, the Compensation Committee determines, based on market survey data, a target award level as a percentage of base pay appropriate for each executive. The value of the restricted stock used to calculate the number of shares then awarded may take into consideration anticipated share appreciation, and in fiscal year 2013 the Compensation Committee assumed a Common Stock price of $17.64 per share when establishing awards (at the beginning of the 3-year performance measurement period for the awards the actual share price was $18.64). Our fiscal year 2012 long-term incentive awards were at or above the market median of the market survey data, when using the higher share value. The Compensation Committee’s overall strategy for the long-term incentive component of compensation is to target above the market median if performance objectives are achieved.

Prior to our October 2012 salary increases, total targeted direct compensation for the named executive officers ranged between the 43rd and 49th percentiles of the actual market survey data used for fiscal year 2013. After the October 2012 base salary increases took effect, and including long-term equity awards in fiscal year 2012, total targeted direct compensation for the named executive officers ranged between the 44th and 50th percentiles of the actual market survey data used for fiscal year 2013. The Grants of Plan Based Awards table sets forth the performance-based restricted stock awards made to the named executive officers in fiscal year 2013.

In fiscal year 2013, the number of shares of restricted stock listed below vested for the following named executive officers from the Series 1 and Series 2 performance-based restricted stock awards granted in fiscal year 2011:

Performance-Based Restricted Stock Awards Vested in Fiscal Year 2013

Long-Term Incentive Performance Objectives	Jackson	Kremling	Sobchak
Average annual earnings before interest, tax, depreciation and amortization divided by average assets (return on invested capital) in relationship to cumulative revenue growth (Series 1) (1)	1,305	2,096	1,988
Cumulative Growth in Earnings per Share (Series 2) (2)	—	—	—

Total	1,305	2,096	1,988

(1)	For the three years ended July 31, 2013, the average annual return on assets percentage was 12.5% (including certain acquisition, integration and CEO resignation expenses) and the cumulative revenue growth was $808.0 million (not excluding for the effect of discontinued operations), which resulted in 20.0% of the maximum award vesting.
(2)	For the three years ended July 31, 2013, the cumulative growth in earnings per share was $2.85 per share, which was less than the required minimum of $5.15 per share. No award vested.

Time-Based Awards

In fiscal year 2013, we did not grant any time-based restricted stock awards to executives or employees.

Stock Options

The Outstanding Equity Awards at 2013 Fiscal Year End table sets forth the number and dollar value of options outstanding as of July 31, 2013, made previously to certain named executives. The plan does not allow the re-pricing of options without stockholder approval. The Compensation Committee also prohibits the cancellation and re-issuance of options.

Broad-based Employee Benefits

Our employee benefits are designed to allow us to be attractive to current and potential employees and to remain competitive in the market.

Health and Welfare Plans

We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefits as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.

Retirement Plans

We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. In calendar years 2013 and 2012, participants may contribute up to $17,500 and $17,000 of their compensation, respectively. We make matching contributions under the plan up to 4% of the participant’s compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $5,500 per year. Employees are fully vested in employer contributions. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Executive Benefits and Perquisites

Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive.

Employment Agreements and Severance Plan

We currently have employment agreements with three of our named executive officers, Mr. Fraser, Mr. Sobchak and Mr. Jackson. Mr. Fraser’s employment agreement continues until terminated. Mr. Jackson’s and Mr. Sobchak’s employment agreements automatically renew for one-year periods, and will continue to do so unless we provide at least 60 days prior written notice of non-renewal.

Mr. Fraser, Mr. Sobchak and two other named executive officers are entitled to severance payments under our executive severance plan along with one other employee, while Mr. Jackson is entitled to severance payments in certain circumstances according to the terms of his employment agreement. Under the terms of Mr. Jackson’s employment agreement, if we terminate his employment (other than for cause or due to death or disability) or elect not to extend his employment for the renewal term, or if he voluntarily terminates his employment for good reason following a change of control, then we must pay him a termination payment equal to a multiple of his base salary at termination. See “Potential Payments upon Termination or Change in Control” for additional information.

The employment agreement and severance plan contain provisions for the assignment to us of any right, title and interest in all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks, and any applications related thereto, during their respective employment. In addition, each agreement contains provisions prohibiting the disclosure of confidential information.

Additionally, each executive signed an agreement with non-compete obligations prohibiting the executive from engaging and being financially interested in any business which is competitive with us during his term of employment and for a period of one year after his employment with us terminates, unless he first obtains our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.

Executive Severance Plan

The Board of Directors approved an executive severance plan in fiscal year 2009. The plan provides that any regular, full-time employee who is designated by the Compensation Committee may become a participant. Mr. Butler, Mr. Fraser and three other named executive officers, Messrs. Kremling, Sobchak and Lau, were designated as participants under the plan. The Compensation Committee intends, in appropriate cases, to use the plan to offer severance to eligible employees, including future hires. In anticipation of additional participants, the Compensation Committee has established three participation levels. The plan may also be used to offer severance payments in lieu of the severance payments under current employment agreement or severance plan to eligible employees wishing to convert to the plan.

The plan is designed to provide an eligible employee with a severance payment in the event of a qualifying termination, which is with respect to an eligible employee who (i) is affirmatively discharged from employment by us, other than a discharge for cause, or (ii) voluntarily terminates for good reason, as defined in the plan. The severance benefit is based on the participation level of the eligible employee as assigned by the Compensation Committee, and is calculated at a multiple of (i) base salary or (ii) base salary and annual incentive award at the target level. The severance benefit is paid in a lump sum.

For a qualifying termination occurring more than 30 days before a change of control, the severance benefit is 2.0x, 1.5x or 1.0x of base salary for the three participation levels. The highest participation level is for a CEO-participant, the second is for other senior executives who are participants and the third level is for all other participants. For a qualifying termination occurring within 30 days before or two years after a change of control, the benefit is 2.5x, 2.0x or 1.5x of base salary plus annual incentive compensation at the target level. If the qualifying termination was not for cause but was instead related to performance issues, the severance benefit is 1.0x, 0.75x or 0.5x of base salary only. In the case of a qualifying termination occurring within 30 days before or two years after a change of control or a qualifying termination occurring for good reason, the eligible employee is also paid a prorated portion of his or her annual incentive compensation.

In order for an eligible employee to receive severance benefits under the executive severance plan, he or she must execute and deliver an acceptable release of all claims.

As disclosed in our reports on Form 8-K filed on July 2, 2013 and July 17, 2013, Mr. Butler resigned as our President, CEO and a director effective July 10, 2013. Under the executive severance plan, Mr. Butler was paid (i) of $931,000 as a lump sum severance payment, which was two times Mr. Butler’s base salary for 2013, and (ii) $351,000, which was a prorated portion of Mr. Butler’s target annual incentive (being 80% of his base salary) for the fiscal year 2013. The proration was based on the number of days in the fiscal year before his resignation.

How We Determine Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with New York Stock Exchange rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code, and is responsible for establishing, reviewing, approving and monitoring the compensation paid to the named executive officers.

Role of Executive Officers in Setting Compensation

Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other executive officers. He makes recommendations with respect to merit increases and annual incentive goals for such other executive officers that are then reviewed by the Compensation Committee prior to final approval. Since our CEO is a member of the Board, he has input on the overall compensation program. The Compensation Committee makes the decision related to the CEO’s compensation.

The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CEO, CLO, CFO, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Benchmarking and Other Market Data

The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants. In fiscal year 2013, the Compensation Committee engaged Frost HR Consulting to advise it on executive compensation. Frost HR Consulting was used by the committee in the past when it was known as Stone Partners, Inc. Frost HR Consulting is independent of us, reports directly to the Compensation Committee, and has no other business relationship with us other than assisting the committee with its executive compensation and board compensation practices. Frost HR Consulting’s independence is considered annually by the committee. In fiscal year 2013, we incurred expense of approximately $50,000 with Frost HR Consulting. The Compensation Committee and Frost HR Consulting review salaries based on our current and projected company size and annual and long-term incentive programs established for each executive’s position based on data from general industry surveys and our peer companies relating to our current and projected company size.

For fiscal year 2013, Frost HR Consulting prepared an analysis of comparative data from the Towers Watson, William Mercer and Economic Research Institute national surveys and data from a peer group of publicly-traded chemical companies of base salaries, annual and long-term incentive targets. The base salary data was aged 3.3% in consideration of base salary increase trends. We collectively refer to the national surveys and peer group information as “market survey data” in this discussion. The composition and performance of the peer group is reviewed each year. For fiscal year 2013, the peer group was unchanged from the prior year, and included twelve publicly-traded chemical companies having comparable annual revenues and a comparable value for ongoing operations: Aceto Corp., American Vanguard Corporation, Balchem Corporation, Cabot Microelectronics Corp., Hawkins Inc., Innospec, Inc., Landec Corporation, Oil-Dri Corporation, Omnova Solutions, Inc., Park Electrochemical Corp., Quaker Chemical Corp., and Rogers Corp. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the Compensation Committee as a reference point for establishing base salary, annual incentive targets and total direct compensation, the compensation of individual executives may vary above or below the reference point because of the background, personal performance, skills and experience, the comparative compensation of our executives and our ability to provide certain compensation within our budgetary constraints.

Other Important Compensation Policies

Consideration of Risk

The Compensation Committee, with assistance of its independent compensation consultant, reviewed the elements of our executive compensation during fiscal year 2013 to determine whether any portion of executive compensation encouraged excessive risk taking. Management assessed risk with respect to the compensation of other employees. Management and the Compensation Committee believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Financial Restatement

The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer. Our performance-based restricted stock awards include a provision authorizing recoupment.

Stock Ownership Requirements for Named Executives

We have adopted a stock ownership requirement for certain executives that is measured as of the end of each fiscal year. The requirement calls for stock ownership related to base salary to equal three times base salary for the CEO, two times base salary for the VP-Operations, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership by the later of August 1, 2012 or within five years of becoming an executive. As of July 31, 2013, our CFO, Mr. Sobchak, owned 26,032 shares, our Vice President of Operations, Mr. Kremling, owned 12,901 shares and our Chief Legal Officer, Mr. Jackson, owned 68,656 shares. Among the measures the Compensation Committee may consider if the required stock ownership level is not met by an executive, the after-tax portion of a cash bonus due to that executive may be paid in shares of our Common Stock. Mr. Jackson and Mr. Sobchak satisfied the stock ownership requirement at July 31, 2013, and Mr. Kremling’s requirement was postponed by the committee.

Trading in Our Stock Derivatives

Our Insider Trading Policy prohibits directors and employees from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Tax and Accounting Implications of our Forms of Compensation

Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our three other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. None of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.

Our compensation program contains the following tax and accounting implications:

•	Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our three other highest paid executives).

•	Annual incentives paid under our shareholder-approved 2004 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan meet the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•	Stock options are expensed over the vesting period. Our 1996 Stock Option Plan and our 2004 and 2009 Long-Term Incentive Plans have been approved by shareholders, and awards are deductible under Section 162(m) of the Code.

•	Performance-based restricted share awards are expensed over the performance and service period when payout is probable. Our plan has been approved by shareholders and compensation is deductible under Section 162(m) of the Code. No dividends are paid on performance restricted stock until shares are actually issued.

•	Our 401(k) contributions are accrued and expensed in the year of service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Gerald G. Ermentrout

John C. Hunter III

Fred C. Leonard III, Chair

Richard L. Urbanowski

The following table presents information for the three fiscal years ended July 31 for our President and CEO, our former President and CEO, our Vice President and CFO, and our other three named executive officers. In addition to our two CEOs in fiscal year 2013, we have four named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher T. Fraser (5)	2013	28,642	—	—	—	—	1,146	29,788
Director, President and CEO
J. Neal Butler (6)	2013	450,291	500	—	—	350,921	973,141	1,774,853
Former Director, President	2012	444,935	500	—	—	164,933	8,927	619,295
and CEO	2011	423,000	500	—	—	180,784	13,623	617,907
John V. Sobchak	2013	256,109	500	192,113	—	67,943	9,411	526,076
Vice President and CFO	2012	246,386	500	89,500	—	94,008	8,712	439,106
	2011	238,245	500	56,397	—	70,151	8,455	373,748
Roger C. Jackson	2013	239,462	500	111,328	—	42,142	8,724	402,156
Vice President, General	2012	233,495	500	46,089	—	73,647	6,861	360,592
Counsel and Secretary	2011	227,108	500	37,028	—	43,092	8,198	315,926
Ernest C. Kremling	2013	253,888	500	190,547	—	73,245	9,251	527,431
Vice President—Operations	2012	244,254	500	83,643	—	94,660	7,500	430,557
	2011	235,992	500	59,460	—	79,853	9,060	384,865
Andrew C. Lau (7)	2013	35,077	—	—	—	—	31,403	66,480
Vice President

(1)	A holiday bonus given to employees.
(2)	Stock awards reflect the grant-date fair value of awards granted in each of the respective fiscal years calculated in accordance with accounting principles generally accepted in the United States. Stock awards represent the fair value of the award based on the probable outcome of the performance conditions for performance awards, as determined on the date of grant. Amounts included here reflect the expected vesting for each of the Series 1 and Series 2 performance awards as determined on the date of grant of 50.0%, 55.0%, and 36.3% for Series 1 for fiscal years 2013, 2012, and 2011, respectively, and 0.0%, and 0.0% for Series 2 for fiscal years 2012 and 2011 respectively. There was no Series 2 grant for fiscal year 2013. The assumptions used in calculating those amounts are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form10-K for the year ended July 31, 2013. See also the table respecting Grants of Plan-Based Awards for the fiscal year 2013 award. No option awards were granted in each of three fiscal years presented. Assuming vesting of 100% the fair value of the fiscal year 2013 award was $384,225 for Mr. Sobchak, $222,656 for Mr. Jackson and $381,094 for Mr. Kremling.
(3)	Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	Under our 401(k) plan for United States based employees, we match up to 4% of participant’s compensation. Matching contributions to our 401(k) plan are included in all other compensation.
(5)	Mr. Fraser served as interim CEO in July 2013, and the amounts included in this table reflect compensation to him as interim CEO. Compensation to him as a director is reflected in the Director Compensation table in this Proxy Statement.
(6)	Restricted stock awards for Mr. Butler are not presented in the table, but were $555,159, 240,159 and 137,295 for fiscal years 2013, 2012 and 2011, respectively. Those awards were forfeited by Mr. Butler, however, upon his termination of employment in July 2013. The amount in the Total column in the table does not include the value of the forfeited awards. The amount of the non-equity incentive plan compensation in the table for Mr. Butler represents a payment to him under the Company’s severance plan upon his termination of employment. All other compensation for Mr. Butler includes $930,860 for a lump sum severance payment (2 times his base salary) and $32,221 for earned but unused vacation at termination.
(7)	All other compensation for Mr. Lau includes $30,000 for relocation.

The following table presents information respecting grants of plan based awards for fiscal year 2013.

Grants of Plan-Based Awards

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1) (2)			All Other Stock	Grant Date Fair Value of Stock
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards (3)
J. Neal Butler (4)	12/4/2012	$107,049	$372,344	$456,121	8,883	59,217	59,217	—	$555,159
John V. Sobchak	12/4/2012	$38,751	$129,170	$167,921	3,074	20,492	20,492	—	$192,113
Roger C. Jackson	12/4/2012	$36,122	$120,405	$156,527	1,781	11,875	11,875	—	$111,328
Ernest C. Kremling	12/4/2012	$38,415	$128,050	$166,465	3,049	20,325	20,325	—	$190,547

(1)	See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.
(2)	On December 4, 2012, the named executive officers in the above table were granted Series 1 performance-based restricted stock awards. The Series 1 awards are subject to a performance requirement composed of a matrix comparing annual compound earnings per share (diluted) growth with annual return on invested capital measured across a three-year period beginning August 1, 2012. A threshold of 15.0% of the award vests in the matrix if the earnings per share growth rate over the measuring period is at least 2.0%, 5.0% or 10.0% while return on invested capital is at least 14.6%, 10.0% or 6.0%, respectively. The maximum award vests, if the earnings per share growth rate over the measuring period is at least 20.0% while the average annual return on invested capital is at least 20.0%.
(3)	This amount represents the aggregate grant date fair value. See note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2013.
(4)	Mr. Butler terminated his employment with the Company in July 2013, and was paid $351,000 under our severance plan in respect of fiscal year 2013 non-equity incentive compensation. His equity incentive compensation award for fiscal year 2013 was forfeited.

The following table presents information respecting outstanding equity awards at July 31, 2013. In fiscal year 2013, we did not grant any stock option awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Neal Butler (3)	3,000		4.37	3/8/2021
	15,000		4.37	3/8/2022
	15,000		4.37	3/8/2023
John V. Sobchak	5,000		3.58	6/26/2015	3,074	(4)	69,406
	7,500		3.58	6/26/2016	—	(4)	—
	2,500		3.58	6/26/2017	1,149	(5)	25,949
	2,500		3.58	6/26/2018	—	(5)	—

	2,500		3.58	6/26/2019	4,223		95,355
	2,500		3.58	6/26/2020
	2,500		3.58	6/26/2021
Roger C. Jackson					1,781	(4)	40,221
					—	(4)	—
					592	(5)	13,363
					—	(5)	—

					2,373		53,583
Ernest C. Kremling					3,049	(4)	68,841
					—	(4)	—
					1,074	(5)	24,251
					—	(5)	—

					4,123		93,092

(1)	Outstanding option awards reflect grants under our 1996 Stock Option Plan which terminated effective July 31, 2007. Stock awards reflect grants of performance-based restricted stock awards and time-based restricted stock awards under our 2009 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2013.
(2)	Market value is calculated based on the Company’s closing stock price on July 31, 2013 of $22.58.
(3)	Mr. Butler’s options may be exercised within two years of his termination of employment on July 10, 2013.
(4)	Represents fiscal year 2013 awards under our 2009 Long-Term Incentive Plan of Series 1 performance-based restricted stock. Awards vest July 31, 2015, if performance requirements are satisfied. The table reflects our estimate that 15.0% of the Series 1 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2013. See the table “Grants of Plan Based Awards.”
(5)	Represents fiscal year 2012 awards under our 2009 Long-Term Incentive Plan of Series 1 and Series 2 performance-based restricted stock. Awards vest July 31, 2014, if performance requirements are satisfied. The table reflects our estimate that 10.0% of the Series 1 awards will vest and 0.0% of the Series 2 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2013.

The following table presents information respecting options exercised and stock vested by named executive officers during fiscal year 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Christopher T. Fraser	—	—	—	—
J. Neal Butler	77,000	1,050,740	—	—
John V. Sobchak	—	—	1,988	44,889
Roger C. Jackson	—	—	1,305	29,467
Ernest C. Kremling	—	—	2,096	47,328
Andrew C. Lau	—	—	—	—

(1)	Value on vesting is calculated based on the Company’s closing stock price on July 31, 2013 of $22.58.

Potential Payments upon Termination or Change in Control

The following describes the payments and benefits that would be provided to each named executive officer in the event that this employment is terminated with us for any reason, including death, disability, retirement, voluntary termination, termination for cause and termination without cause, with and without a change in control.

We have an employment agreement that contains severance provisions with Mr. Jackson, one of our named executive officers. In fiscal year 2013 three named executive officers, Mr. Butler, Mr. Kremling and Mr. Sobchak, were participants in our Executive Severance Plan (the “ESP”) along with one other employee. Under the terms of Mr. Jackson’s employment agreement, if we terminate his employment (other than for cause or due to death or disability) or elect not to extend his term of employment for the renewal term, or if he voluntarily terminates his employment for good reason due to a change of control, then we must pay Mr. Jackson a termination payment equal to three times base salary. The termination payments are paid in equal annual payments, if the termination is not within one year of a change of control. If the termination or election not to extend the employment agreement by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then any option to acquire shares of our Common Stock held by the executive becomes fully vested as of the date of termination, and are exercisable for a period of two years. Under the ESP, participants are paid severance equal to a pro-rated portion of annual incentive compensation. Mr. Sobchak and Mr. Kremling also would be paid a lump sum payment of 1.5 times base salary if the termination of employment was not in connection with a change of control, or 2.0 times the sum of base salary and target annual incentive, if it was in connection with a change of control. For Mr. Butler, the multiples were 2.0 times base salary, or 2.5 times the sum of base salary and target annual incentive. Currently outstanding options do not vest for termination upon death or disability. Performance-based restricted awards do not vest on termination, except upon death, total and permanent disability or retirement. On death and total and permanent disability, performance-based restricted awards vest proportionally based on months of service in the three year performance measurement period, but based on performance achieved as of the termination. On retirement, the awards vest 100%, subject to satisfaction of the performance criteria at the end of the performance measurement period. Resignation by the executive for “good reason” includes failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by the Company. A “change of control” includes, among other events, the acquisition by an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding Common Stock.

The table below presents information respecting amounts payable upon a death, disability, or termination of a named executive officer as of July 31, 2013. Mr. Butler is not included in the table, because he terminated his employment with the Company effective July 10, 2013. For a description of amounts paid under the ESP to Mr. Butler in fiscal year 2013, see the Summary Compensation Table included in this Proxy Statement. Mr. Fraser is not included in the table, because he was not entitled to severance payments as the interim CEO at July 31, 2013. Upon becoming full-time CEO in fiscal year 2014, however, he became entitled to severance payments under the ESP as described above. See “Executive Benefits and Perquisites-Executive Severance Plan.”

Name	Death ($)	Disability ($)	Voluntary Termination ($)(1)	Termination For Cause ($)	Termination Without Cause But No Change of Control ($)	Termination Without Cause but with a Change of Control ($)
John V. Sobchak
Incentive Bonus (2)	—	—	—	—	67,943	67,943
Cash Severance (3)	—	—	—	—	387,000	774,000
Value of Unvested Stock Awards (4)	40,290	40,209	—	—	—	—
Roger C. Jackson
Incentive Bonus (2)	—	—	—	—	42,142	42,142
Cash Severance (3)	—	—	—	—	723,000	723,000
Value of Unvested Stock Awards (4)	22,226	22,226	—	—	—	—
Ernest C. Kremling
Incentive Bonus (2)	—	—	—	—	73,245	73,245
Cash Severance (3)	—	—	—	—	384,000	768,000
Value of Unvested Stock Awards (4)	38,966	38,966	—	—	—	—

(1)	Any retirement would be treated as a voluntary termination, except for performance-based awards as described above.
(2)	The amount is the actual incentive award for fiscal year 2013.
(3)	Multiple of the sum of base salary or base salary and target incentive bonus for the year in which the termination occurs for Messrs. Sobchak and Kremling, and a multiple of base salary for Mr. Jackson.
(4)	For unvested stock awards, the service period requirement is prorated as of July 31, 2013 for death and disability, and the performance objectives are estimated as described in notes 2 and 3 to the Outstanding Equity Awards at Fiscal Year—End table.

The table below presents information respecting compensation paid to directors in fiscal year 2013 who, except for Mr. Fraser, were not named executive officers. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gerald G. Ermentrout	74,900	60,378	—	—	—	135,278
Christopher T. Fraser	151,050	60,378	—	—	—	211,428
George W. Gilman	77,300	60,378	—	—	—	137,678
John C. Hunter III	69,300	60,378	—	—	—	129,678
Fred C. Leonard III	77,900	60,378	—	—	—	138,278
Stephen A. Thorington	64,900	60,378	—	—	—	125,278
Karen A. Twitchell	69,100	60,378	—	—	—	129,478
Richard L. Urbanowski	98,500	60,378	—	—	—	158,878

(1)	Each director is paid a fee of $2,000 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $28,000 per year. Directors are also paid $1,400 for attending committee meetings and business meetings, and the Chair of each committee is paid a retainer of $6,000 per year, except for the Chair of the Audit Committee who is paid a retainer of $11,000 per year. The non-employee Chairman of the Board is paid an annual retainer of $190,000, and Mr. Fraser was selected for that position in December 2012. Mr. Urbanowski served as Lead Director until December 2012 from among the non-employee directors. The Company elected a non-employee Chairman of the Board in December 2012 and did not select a Lead Director. Mr. Ermentrout was selected as Lead Director in fiscal year 2014. The Lead Director is paid an annual retainer of $15,000. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.
(2)	This amount represents the aggregate grant date fair value, which we expense in our financial statements. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2013.

PROPOSAL 2:

RATIFIFCATION OF OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2014

The Board of Directors has appointed KPMG LLP as independent registered public accounting firm and auditors to conduct the annual audit of our accounts for fiscal year 2014. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

The Board of Directors recommends that you vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2014. Unless otherwise indicated, all properly executed proxies received by us will be voted “FOR” such ratification at the Annual Meeting.

Principal Accounting Firm Fees

In April 2012, we engaged KPMG LLP as our principal independent accounting firm. UHY LLP had been our principal independent accounting firm through March 12, 2012. The aggregate fees billed by our two independent registered public accounting firms and auditors, for professional services rendered to us for the two fiscal years ended July 31 were as follows:

	KPMG		UHY
	2013	2012	2012
Audit Fees (1)	$770,000	$518,528	$129,145
All Other Fees	—	—	—

Total	$770,000	$518,528	$129,145

(1)	Includes fees and reimbursable expenses for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in quarterly reports on Form 10-Q, and audit of internal control over financial reporting and issuance of consents related to registration statements. We have not been invoiced for all fees and reimbursable expenses, however, for the recently completed audit of fiscal year 2013. There were no fees paid for tax services.

The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and section 14A of the Exchange Act require that shareholders have the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (a so-called “say-on-pay” vote). The advisory vote on executive compensation is not a vote on any specific item of compensation, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, but rather overall philosophy and compensation for our named executive officers. We are also required by law to hold the advisory vote on executive compensation at least once every three years, but we have decided to hold the advisory vote each year.

Our philosophy in setting compensation policies for executive officers has three objectives:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.

The Board recommends a vote FOR Proposal 3 which approves of our executive compensation because our Board believes that our compensation policies and practices effectively implement our compensation objectives. Please read the Compensation Discussion and Analysis section of the proxy statement and the accompanying executive officer compensation tables and related narrative discussion, which describes in detail our compensation programs and policies for our executive officers and the decisions made by our Compensation Committee for fiscal year 2013, which include:

•	all members of our Compensation Committee are independent directors, within the meaning of the New York Stock Exchange listing standards,

•	our Compensation Committee engages and receives advice from an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on best practices for executive compensation.

•	we have substantial stock ownership guidelines for executive officers that promote alignment of their interest with those of our shareholders by requiring 3x of base salary in stock ownership for our CEO and 2x for other executive officers,

•	All of our long-term incentive awards are performance based; that is participants only earn their stock awards if pre-determined performance goals are achieved,

•	we are sensitive to shareholder dilution and the burn rate by keeping potential dilution from employee stock awards very low

•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as multiple performance measures for our incentive plan awards, substantial stock ownership guidelines and an executive compensation clawback policy, and

•	at-risk, incentive-based pay makes up approximately 75% of our CEO’s, and 63% our other named executive officer’s target total direct compensation.

The vote on this Proposal 3 is advisory and, therefore, not binding on us, the Board of Directors or the Compensation Committee. Our Board, however, including the Compensation Committee, values the opinions of our shareholders and intends to consider our shareholders’ views. We will evaluate what actions may be appropriate to address those views and disclose in future proxy statements what actions were taken.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

RESOLVED, that the shareholders of KMG Chemicals, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of the foregoing advisory resolution on executive compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance, except that Mr. Urbanowski filed late for one transaction, Mr. Leonard filed late for two transactions, and Mr. Hatcher filed late for 20 transactions.

Solicitation of Proxies

Proxies will be solicited primarily by mail at our cost, but our employees may also solicit proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of our common stock for which we have agreed to pay those costs.

Shareholder Proposals for 2014 Annual Meeting

Any shareholder who intends to present a proposal at the 2014 Annual Meeting of shareholders must file such proposal with us by July 15, 2014, for possible inclusion in our proxy statement and form of proxy relating to that meeting. If the date of the 2014 Annual Meeting of shareholders is changed by more than 30 days from the date of the 2013 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2014 Annual Meeting of shareholders, and we will disclose any such new deadline.

The person named in our form of proxy for the 2014 Annual Meeting of shareholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by July 7, 2014, unless we change the date of our 2014 Annual Meeting of shareholders by more than 30 days from the date of the 2013 Annual Meeting of shareholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the 2014 Annual Meeting of Shareholders.

If the date of the 2014 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from the date of the 2013 Annual Meeting of Shareholders, we shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because there has not been timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

Other Matters

The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.

By Order of the Board of Directors,

-s- Roger C. Jackson

Roger C. Jackson
Secretary

PROXY FOR HOLDERS OF COMMON STOCK KMG CHEMICALS, INC. 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099 This Proxy is solicited on behalf of the Board of Directors of KMG Chemicals, Inc. (the “Company”) for the Annual Meeting of Shareholders on December 17, 2013. The undersigned hereby constitutes and appoints Christopher T. Fraser with full power of substitution as the lawful proxy to vote at the Annual Meeting of Stockholders of KMG Chemicals, Inc. to be held on December 17, 2013, at 10:00 a.m., Houston time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company (the “Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE POSTAGE PAID PRE-ADDRESSED ENVELOPE ENCLOSED. The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1, and FOR Proposals 2 and 3. If no specification is made, the Shares will be voted FOR said director nominees, and FOR Proposals 2 and 3. Please mark your votes as indicated in this example 1. PROPOSAL TO ELECT AS DIRECTORS of the Company: Each director will hold office for one year or until his successor is elected or appointed and shall qualify. Gerald G. Ermentrout Fred C. Leonard, III Christopher T. Fraser Stephen A. Thorington George W. Gilman Karen A. Twitchell John C. Hunter, III FOR All nominees WITHHOLD authority for ALL nominees WITHHOLD authority only for those nominee(s) whose names I have written at right (Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company. FOR AGAINST ABSTAIN 3. PROPOSAL TO APPROVE, BY NON-BINDING VOTE, OUR EXECUTIVE COMPENSATION FOR AGAINST ABSTAIN In his discretion, the proxy is authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof. Dated , 2013 Stockholder’s Signature Stockholder’s Signature Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.